                                                                    EXHIBIT 12.1


Gables Residential Trust
Ratios of earnings to fixed charges
Dollars in thousands

                                                  Gables Residential Trust               Gables Residential Trust Predecessor
                                          ---------------------------------------      ----------------------------------------
                                                                                                        Year ended 12-31
                                           Six months    Year ended     1-26-94 -      1-1-94 -   -----------------------------
                                          ended 6-30-96   12-31-95      12-31-94       1-25-94     1993       1992       1991
                                          ---------------------------------------      ----------------------------------------
Net income (loss) before
  minority interest and
  extraordinary items                        $12,875       $18,369       $15,972        $ (92)    $4,520     $2,433    $(1,664)
                                             -----------------------------------        --------------------------------------

Plus Fixed Charges:
  Interest expense                             8,991        13,088         8,345        1,043     12,253     11,431     12,162
  Credit enhancement fees                        303           710           661           35        591        511        515
  Interest capitalized                         2,428         7,481         3,031           54      1,053        160      3,350
  Loan cost amortization expense                 667           932           893          234      1,132      1,112        768
  Loan cost amortization capitalized             199         1,508         1,176            0        110         25          0
                                             -----------------------------------        --------------------------------------

Total fixed charges (1)                       12,588        23,719        14,106        1,366     15,139     13,239     16,795

Less:
Interest capitalized                           2,428         7,481         3,031           54      1,053        160      3,350
Loan cost amortization capitalized               199         1,508         1,176            0        110         25          0

Adjusted earnings (2)                         22,836        33,099        25,871        1,220     18,496     15,487     11,781
                                             -----------------------------------        --------------------------------------

Ratio (2 divided by 1)                          1.81          1.40          1.83         0.89       1.22       1.17       0.70
                                             ===================================        ======================================

Coverage deficiency                                                                      (146)                          (5,014)